H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: Dow Jones Industrial Average ® , Nasdaq - 100 Index ® and Russell 2000 ® Index Pricing Date: July 26, 2023 Observation Date: July 27, 2026 Maturity Date: July 30, 2026 Participation Rate: 130.00% Maximum Amount: At least $330.00 per $1,000 principal amount note* Additional Amount: $1,000 î Least Performing Index Return î Participation Rate, provided that the Additional Amount will not be greater than the Maximum Amount Payment At Maturity: If the Final Value of each Index is greater than its Initial Value, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which will not be greater than the Maximum Amount. If (i) the Final Value of one or more Indices is greater than its Initial Value and the Final Value of the other Index or Indices is equal to its Initial Value or (ii) the Final Value of each Index is equal to or less than its Initial Value, your payment at maturity will be calculated as follows: $1,000 +($1,000 î Least Performing Index Return) In no event however, will the payment at maturity be less than $950.00 per $1,000 principal amount note. If the Final Value of any Index is less than its Initial Value, you will lose up to 5.00% of your principal amount at maturity. You are entitled to repayment of at least $950.00 per $1,000 principal amount note at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48133XD94 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48133XD94/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Maximum Amount will be provided in the pricing supplement and will not be less than $330.00 per $1,000 principal am ount note. ** Reflects Maximum Amount equal to the minimum Maximum Amount set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would l ike ly be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Total Return on the Notes Least Performing Index Return Final Value of Least Performing Index 33.00000% 80.00000% 180.00000 33.00000% 65.00000% 165.00000 33.00000% 40.00000% 140.00000 33.00000% 30.00000% 130.00000 33.00000% 25.38462% 125.38462 26.00000% 20.00000% 120.00000 13.00000% 10.00000% 110.00000 6.50000% 5.00000% 105.00000 1.30000% 1.00000% 101.00000 0.00000% 0.00000% 100.00000 - 1.00000% - 1.00000% 99.00000 - 5.00000% - 5.00000% 95.00000 - 5.00000% - 10.00000% 90.00000 - 5.00000% - 20.00000% 80.00000 - 5.00000% - 40.00000% 60.00000 - 5.00000% - 60.00000% 40.00000 - 5.00000% - 80.00000% 20.00000 - 5.00000% - 100.00000% 0.00000 3yr Partial Principal at Risk Capped Notes linked to INDU/NDX/RTY North America Structured Investments

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than 95.00% of the principal amount at maturity. • Your maximum gain on the notes is limited by the Maximum Amount. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • You are exposed to the risk of decline in the level of each Index. • Your payment at maturity will be determined by the Least Performing Index. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the Dow Jones Industrial Average ® . • The notes are subject to the risks associated with non - U.S. securities. • The notes are subject to the risks associated with small capitalization stocks. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by c all ing toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 North America Structured Investments 3yr Partial Principal at Risk Capped Notes linked to INDU/NDX/RTY The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.